NEWS COPY INFORMATION	INFORMATION CONTACT:
Kelly E. Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS GROUP, INC. CONTINUES TO EXPAND IN
CHINA TO MEET DEMANDS OF ITS GLOBAL CUSTOMERS

ST. LOUIS, February 25, 2005 – Viasystems Group, Inc. announced today it is investing an additional $60 million in its China operations. These funds will primarily be used to further expand its Chinese PCB production capabilities and enhance its technological capabilities. This investment follows our previously announced capital deployment in China in 2003 and 2004 of approximately $75 million. The additional capacity will be used to fulfill the needs of a number of the company’s global customers, including North American and European manufacturers of automotive, medical, data communications, telecommunications and high-end computing equipment that have completed production qualifications and are seeking to transfer programs to China.

“This expansion of our capacity and manufacturing capabilities in China responds to the increasing demands of our customers for high-tech, high-quality, low-cost products and services,” said David M. Sindelar, Chief Executive Officer. “As a result of these capital investments made from 2003 through 2005, we will grow our Chinese production capacity by approximately 70%. In 2004, we were the largest manufacturer of printed circuit boards in China with sales of approximately $343 million. In addition to expanding capacity, we continue to enhance our technology and manufacturing process leadership in China.”

Viasystems also announced that it plans to close its remaining Western World printed circuit board facilities located in Canada and the Netherlands. “The continued shift of the printed circuit board industry to more cost-efficient regions, coupled with the technological advancement of our Chinese facilities has led to the under-utilization of our facilities in Canada and the Netherlands,” said Timothy L. Conlon, President and Chief Operating Officer. “These Western World facilities generated less than 9% of our total revenue in 2004. We believe that due to the advanced technological capabilities that exist in our Chinese facilities today, a significant portion of these revenues can be produced in our Chinese operations. The closures will allow Viasystems to focus our efforts and capital investments on the fastest growing region in the printed circuit board market.” The China printed circuit board market has grown over the last 3 years at 2-3 times the rate of the Western World markets.

Viasystems Group, Inc. is a global provider of complex multi-layer printed circuit boards and electro-mechanical components and assemblies. The company’s 22,000 employees serve more than 100 customers in the automotive, consumer, computer and data communications, industrial and instrumentation and telecommunications markets.

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